Digital Power Reports Financial Results for the Fourth Quarter and the Year Ended December 31, 2007

FREMONT, Calif., March 18, 2008, Digital Power Corporation (Amex: DPW - News) today announced its financial results for the fourth quarter and for the year ended December 31, 2007.

Digital Power reported revenue of $3,851,000 for the quarter ended December 31, 2007, an increase of 21% from $3,186,000 in revenue for the same quarter last year. An operating profit of $206,000 for the fourth quarter of 2007 was reported, compared to an operating loss of $27,000 for the same quarter last year. Digital Power reported a net income of $235,000 for the three months ended December 3l, 2007 compared to a net income of $2,000 for the three months ended December 31, 2006.

Revenue for the twelve months ended December 31, 2007, was $12,157,000, a 4% decrease from $12,631,000 in revenue for the twelve months ended December 31, 2006. Net income for the twelve months ended December 31, 2007 was $121,000, compared to a net income of $131,000 for the same period in 2006. Gross Margins in 2007 remained approximately at the same level as last year gross margins.

Commenting on the results, Ben Zion Diamant, interim President and CEO stated “2007 was a positive year for DPC as we clearly had a significant improvement in our fourth quarter ending December 31st, 2007. Revenue was up 21% from the same quarter of last year and 27% from the prior quarter, net income was up $233,000 from the same quarter of last year and a $194,000 improvement from the prior quarter. In addition, Stockholder’s equity was $3.7 million, up from $3.5 million in the prior quarter and inventory was reduced by over $357,000 from the prior quarter. While revenues in 2007 were slightly declined when compared to 2006, we are obviously very pleased with our Q4 performance and with the market acceptance of our high-density product families and our solid foundation of military customers. In addition, we look forward to the release of one new high density product family within the next 180 days. However, we are still very sensitive to quarter over quarter permutations as some legacy product lines reach end of life, the dynamics of our customers purchasing cycles related to product mix, execution timelines as new programs are transferred to lower cost manufacturing sites, and the overall condition of the economy”.

Digital Power designs, develops, manufactures, markets, distributes, and sells switching power supplies to industrial, telecommunication, data communication, medical and military industries. Digital Power's headquarters are located at 41324 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning the significant large-scale projects recently won by the Company and their impact on the business. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results express implied by such forward looking statements. The Company disclaims any current intention to update its forward-looking statements and the estimates and assumptions within them, at any time for any reason. In particular, such forward looking statements are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that (a) the Company will be able to lower its production costs and market conditions are improving in Digital Power’s industry (b) the inability to complete sales, or possible delays in deployment, of products under certain large scale projects due to inability to complete or possible delays in completing the legal and commercial terms for such projects, project delays or cancellations; and (c) the inability to complete or possible delays in completing certain research and development efforts required for certain large-scale projects. Other factors that could cause actual events or results to differ materially from those contained in the “forward looking statements” are included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-KSB for the year ended December 31, 2006 and any subsequently filed reports. .

Digital Power Corporation

Financial Data
(In thousands except for per share amounts)

	Three months		Twelve Months
	Ended December 31,		Ended December 31,
Statement of Operations Data	2007	2006	2007	2006

Revenues	$3,851	$3,186	$12,157	$12,631
Operating income (loss)	206	(27)	53	116
Net income	235	2	121	131

Basic net profit
Per share	$0.036	$0.00	$0.018	$0.020
Diluted net profit
Per share	$0.034	$0.00	$0.018	$0.019

	As of December 31,
Balance Sheet Data	2007	2006

Working capital	$3,500	$3,309
Total assets	6,305	5,704
Shareholders' equity	3,743	3,471